AMENDMENT NO. 1
                     ULTRA SERIES FUND MANAGEMENT AGREEMENT


         Effective May 1, 1999, pursuant to adoption by the Board of Trustees on March 9, 1999, the following amendments are made to the Ultra Series Fund Management Agreement dated February 5, 1997.

         1. Paragraph No. 1 of the Recitals section of the Management Agreement is amended to read as follows:

                  "1. The fund is a series-type, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act) that currently consists of seven investment portfolios (each, a Series) designated as capital appreciation stock, mid-cap stock, growth and income stock, balanced, bond, money market, and treasury 2000, each such Series having its own investment objective;"

         2. Article 3 entitled Compensation of Manager is amended to add the following annual rate to the current list of rates:

                     "Mid-Cap Stock             1.00%"



                                Ultra Series Fund

                                By:      /s/ L. R. Halverson
                                Name:    Lawrence R. Halverson
                                Title:    Senior Vice President
ATTEST:

/s/ Diane M. Fisher

                                CIMCO Inc.

                                By:      /s/ Michael S. Daubs
                                Michael S. Daubs
                                President
ATTEST:

/s/ Kevin S. Thompson